Exhibit 5

November 16, 2015

Community Trust Bancorp, Inc.
346 N. Mayo Trail
Pikeville, KY 40501

Re: Community Trust Bancorp, Inc. 2015 Stock Ownership Incentive Plan – Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as legal counsel in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") covering an aggregate of 550,000 shares of common stock, par value $5.00 per share (the "Shares") of Community Trust Bancorp, Inc., a Kentucky corporation (the "Company"), to be offered or sold pursuant to the Company's 2015 Stock Ownership Incentive Plan (the "Plan"). The Registration Statement also covers an indeterminate number of Shares which may be issued with respect to such Shares as the result of stock splits, stock dividends or similar transactions.

As counsel to the Company, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such statutes, documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purpose of this opinion, including the Company's Articles of Incorporation, as amended, Bylaws, as amended, and the various corporate records and proceedings relating to the organization of the Company and the proposed issuance of the Shares. In rendering the opinions contained herein, we have relied on a certificate of the Company's Secretary.  In rendering the opinion expressed below, we have assumed, without independent verification: (i) the genuineness of all signatures on, and the authenticity of, all documents furnished to us; (ii) the conformance in all respects to original documents submitted to us as original documents and the conformance in all respects of copies to originals; (iii) the legal capacity of all persons or entities executing the same; (iv) that persons purporting to act on behalf of the Company occupy the positions which they purport to occupy; (v) that the facts recited in any of such documents are true and correct; and (vi) the lack of any undisclosed termination, modification, waiver of, or amendment to, any document reviewed by us.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Registration Statement becomes effective under the Securities Act, and the Shares are issued in accordance with the terms set forth in the Registration Statement and the Plan, the Shares will be validly issued, fully paid and non-assessable.  The opinion expressed herein is limited to the federal securities laws of the United States of America and the corporate laws of the Commonwealth of Kentucky.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ Bingham Greenebaum Doll LLP
BINGHAM GREENEBAUM DOLL LLP